Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Red River Bancshares, Inc. on Form S-8 No. 333-263744 of our report dated June 28, 2024 on our audit of the financial statements of the Red River Bank 401(k) Profit Sharing Plan as of and for the year ended December 31, 2023 and supplemental schedule as of December 31, 2023, which report is included in this Annual Report on Form 11-K to be filed on or about June 28, 2024.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Baton Rouge, Louisiana
June 28, 2024